Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 of VS Trust and to the use of our report dated March 27, 2023 on the combined and individual statements of financial condition of VS Trust (the “Trust”) and the -1x Short VIX Futures ETF and the 2x Long VIX Futures ETF, each a series of the Trust as of December 31, 2022 and the related notes (collectively referred to as the “financial statements”). Such financial statements are incorporated by reference in this Post-Effective Amendment.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

March 31, 2023